PLAN OF DISTRIBUTION
OF
EUROPACIFIC GROWTH FUND
          WHEREAS, EuroPacific Growth Fund (the "Fund") and American Funds Distributors, Inc. ("AFD") are parties to a Principal Underwriting Agreement; and
          WHEREAS, the purpose of this Plan of Distribution (the "Plan") is to pay distribution expenses to AFD for the promotion of the sale of shares of the Fund; and
          WHEREAS, the Board of Trustees has determined that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its shareholders.
          NOW, THEREFORE, the Fund adopts this Plan as follows:
          1. The Fund may expend, pursuant to this Plan, in amounts not to exceed the annual rate of .25 of 1% average net asset value of the Fund.
          2. The Fund may expend pursuant to the Plan such amounts as are authorized in advance by the Fund's Board of Trustees and by its President. Amounts may be used to finance any activity which is primarily intended to result in the sale of Fund shares including, but not limited to, advertising, salaries and other expenses of AFD relating to selling or servicing efforts, expenses of organizing and conducting sales seminars, printing of prospectuses and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, and payments to dealers.
          3. This Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the Investment Company Act of 1940 (the "1940 Act")) of the outstanding voting securities of the Fund.
          4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Board of Trustees of the Fund and (b) those Trustees of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.
          5. At least quarterly, the Fund Board shall be provided by any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement, and the Board shall review, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.
          6. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees, or by vote of a majority of the Fund's outstanding voting securities. Unless sooner terminated in accordance with this provision, this Plan shall continue until March 31, 1990. It may thereafter be renewed from year to year in the manner provided for in Section 4 hereof.
          7. Any agreement related to this Plan shall be in writing, and shall provide:
                    A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by a vote of a majority of the Fund's outstanding voting securities, on not more than sixty (60) days, written notice to any other party to the agreement; and
                    B. That such agreement shall terminate automatically in the event of its assignment.
          8. This Plan may not be amended to increase materially the maximum amount of distribution expenses provided for in Section 1 hereof unless such amendment is approved in the manner provided in Section 3 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for in Section 4 hereof.
          9. While this Plan is in effect, the selection and nomination of Trustees who are not "interested persons" of the Fund (as defined in the 1940
Act) shall be committed to the discretion of the Trustees who are not interested persons.
          10. The Fund shall preserve copies of this Plan and any related agreement and all reports made pursuant to paragraph 5 hereof, for a period of not less than six (6) years from the date of this Plan, or the Agreement or such reports, as the case may be, the first two (2) years in an easily accessible place.
 IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized, as of April 1, 1989.
    EUROPACIFIC GROWTH FUND
    By /s/  JAMES W. RATZLAFF
         James W. Ratzlaff, President
    By /s/  THOMAS E. TERRY
         Thomas E. Terry,
         Vice President and Secretary